UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2006

____________________

Calibre Energy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-50830 (Commission File Number)	88-0343804 (I.R.S. Employer Identification No.)
1667 K St., NW, Ste. 1230 Washington, DC (Address of Principal Executive Offices)	20006 (Zip Code)
Registrant’s telephone number, including area code: (202) 223-4401

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Houston 3000977v.1

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 31, 2006 the Board of Directors of Calibre Energy, Inc. (the “Company”) adopted a resolution expanding the Board of Directors to five Directors, elected Kirwin L. Drouet as a Director of the Company and named him as a member of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee of the Board of Directors, and Chairman of the Conflicts Committee. Kirwin L. Drouet has 34 years of experience in accounting, finance and entrepreneurial activities. Mr. Drouet began his career in 1972 at Arthur Andersen & Co. and left as an Experienced Audit Manager in 1981. Since 1999, he has served as consultant to ARTA Equity Advisors LLC, a private investment company based in Houston, Texas and President of Rice Exploration Company, a privately-held company he founded in 1984. Starting in February 2006, Mr. Drouet has served as a contracted consultant to The Offshore Drilling Company (TODCO). Mr. Drouet also served as the Chief Financial Officer of nXp Technologies (2001-2006), a privately-held provider of content filtering and internet access control software. In addition, Mr. Drouet has served as Chief Financial Officer of Molecular Electronics Corp. (2001), a privately-held nanotechnology company; and Chief Operating Officer of iExalt, Inc. (1999-2000), a public internet services company. Prior to Mr. Drouet’s affiliation with ARTA Equity Advisors LLC, he served as Executive Vice President, Chief Financial Officer and Chief Operating Officer of Stellar Event & Presentation Resources, Inc. / The Abbey Group, Inc. (1995-1999); Vice President of Control and Administration and Chief Financial Officer of MAXXAM Property Co. (1993-1995), a wholly owned subsidiary of MAXXAM, Inc.; Vice President of Finance and Chief Financial Officer of Sam Houston Race Park, Inc. (1990-1994); and Vice President of Finance and member of the Board of Directors of Odyssey Energy, Inc. (1981-1984), a privately-held exploration company. Mr. Drouet is the Initial Founder of Rice Exploration Co. and Sam Houston Race Park, Inc. In addition, Mr. Drouet is a Certified Public Accountant in the State of Texas and a member of a number of professional organizations. He most recently served as a member of the Board of Directors and Secretary/Treasurer of the Jones Graduate School Partners at Rice University (2004-2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIBRE ENERGY, INC.

Date: October 31, 2006   By: /s/ Prentis B. Tomlinson, Jr.
Name: Prentis B. Tomlinson, Jr., President